Exhibit (h11)(i)

AMENDMENT to SERVICES AGREEMENT

This Amendment is made effective as of the 29th day of September, 2023, by and between TIFF Investment Program, a Delaware statutory trust and registered investment company (“TIP”), TIFF Advisory Services, Inc., a Delaware non-stock corporation (“TAS”), and TIFF Advisory Services, LLC, a Delaware limited liability company.

RECITALS:

WHEREAS, TIP and TAS and are parties to that certain Services Agreement, dated December 16, 2014 (the “Agreement”); and

WHEREAS, TAS, pursuant to a plan of reorganization, was converted under Delaware law from a Delaware non-stock corporation named “TIFF Advisory Services, Inc.” to a Delaware limited liability company named “TIFF Advisory Services, LLC,” effective as of September 29, 2023;

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Amendment. All references in the Agreement to “TIFF Advisory Services, Inc.” are hereby deleted and replaced with “TIFF Advisory Services, LLC” and TAS’s designation in the Agreement as a “Delaware corporation” is hereby changed to a “Delaware limited liability company.”

2.            Miscellaneous.

(a)	Except as amended hereby, the Agreement will remain in full force and effect.

(b)	All capitalized terms used herein and not otherwise defined herein will have the meanings ascribed to them in the Agreement.

(c)	This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto, through their respective authorized officers, have executed this Amendment effective as of the 29th day of September 2023.

TIFF Investment Program, on behalf of its series portfolio TIFF Multi-Asset Fund

By:	/s/ Christian Szautner
	Name:	Christian Szautner
	Title:	Chief Legal Officer

TIFF Advisory Services, Inc.

By:	/s/ Lisa Matson
	Name:	Lisa Matson
	Title:	Vice President

TIFF Advisory Services, LLC

By:	/s/ Robert Zion
	Name:	Robert Zion
	Title:	Chief Operating Officer

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